Cohen Fund Audit Services, Ltd.	440.835.8500
800 Westpoint Pkwy., Suite 1100	440.835.1093 fax
Westlake, OH 44145-1524
www.cohenfund.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated June 1, 2010, on the financial statements of Dean Funds, comprising Dean Small Cap Value Fund and Dean Mid Cap Value Fund (f.k.a. Dean Large Cap Value Fund), each a series of the Unified Series Trust, as of March 31, 2010, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Dean Funds’ Registration Statement on Form N-lA.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

March 31, 2011